Exhibit 99

Hold For Release Until:
4:00 PM Eastern
April 26, 2005

CyberOptics Reports First Quarter Sales and Earnings

Minneapolis, MN—April 26, 2005—CyberOptics Corporation (Nasdaq: CYBE) today reported consolidated revenues of $11,289,000 for the first quarter of 2005 ended March 31, virtually unchanged from $11,228,000 in last year’s fourth quarter and down from $12,690,000 in first quarter of 2004. Net income came to $1,120,000 or $0.12 per diluted share, up from $794,000 or $0.09 per diluted share in the fourth quarter of 2004 but down from $2,686,000 or $0.31 per diluted share in last year’s first quarter.

Kathleen P. Iverson, president and chief executive officer, commented: “CyberOptics’ first quarter sales were consistent with our previously issued forecast for this period, but our earnings for this period exceeded planned levels. Our ability to remain profitable amid current market conditions reflects the positive impact of the streamlined cost structure implemented over the past few years. Backed by our significantly lower operating breakeven and cash reserves of more than $41 million at the end of the first quarter, CyberOptics is positioned to operate effectively within current market conditions, while simultaneously developing important next-generation products for the next market upturn.”

Steven K. Case, Ph.D., chairman and founder, said, “We are aggressively moving forward with a wide range of product development initiatives. During the first quarter, we introduced and realized initial revenues from our new WaferSense™ auto leveling sensor, a wireless, wafer-like device that enables quick and accurate leveling of semiconductor wafer processing and automation equipment. WaferSense significantly reduces the amount of time required for making leveling and coplanarity adjustments, resulting in increased up-time, production through-put and process yield. Under a previously announced agreement, we also are developing fiducial/inspection cameras for DEK International’s industry-leading line of SMT solder paste screen printers. Mounted inside the screen printer, our sensors will ensure that bare circuit boards are registered and aligned properly before the application of solder paste, as well as provide DEK with an upgraded capability for 2-D solder paste and stencil inspection. Initial revenues from this product are anticipated in this year’s second or third quarter. This agreement also represents another step forward for our strategy of embedding sensing technology inside SMT production equipment. As part of this strategy, Universal Instruments Corporation is continuing to integrate our Embedded Process Verification (EPV™) inspection technology into its new-generation robotic assembly equipment. Sales of the first EPV-equipped Universal platforms are anticipated in late 2005. In addition, a new EPV sensor for retrofitting the existing pick-and-place installations of another OEM was introduced earlier in the second quarter.”

Case continued: “We also are developing the SE 300 Ultra. This platform extension of our SE 300 solder paste inspection system delivers up to a 25% improvement in inspection speeds and enables inspection of larger circuit boards. The new sensor in the SE 300 Ultra also can be retrofitted in current SE 300 installations. Initial sales of this upgraded product are anticipated late in the second quarter of 2005.”

Iverson added: “We are disappointed to report that Scott G. Larson, our vice president and chief financial officer, has announced his decision to leave CyberOptics and pursue other interests. Scott, who joined CyberOptics in 1995 and became chief financial officer in 2000, will remain with us as we look for a successor to ensure a smooth management transition. His wise counsel and friendship will be missed, and we wish him the very best in all of his future pursuits.”

CyberOptics’ U.S.-based results were not taxed in the first quarter of 2004 due to the establishment of a valuation allowance on deferred tax assets in 2002. However, the level of income earned in 2004 has resulted in our utilizing available tax loss and credit carryforwards and paying income taxes, which are charged to expense as a tax provision. CyberOptics continued to carry a full valuation allowance on deferred tax assets during the first quarter of 2005, and recorded a tax provision at an estimated annual effective rate of 24%. CyberOptics will assess maintaining or eliminating its valuation allowance on deferred tax assets on a quarterly basis during 2005, and if reversed, a significant non-cash gain would be recorded.

Financial Review

•	First quarter sales of SMT component placement sensors to OEMs of robotic pick-and-place equipment were down 25% from the year-earlier period and by 2% from last year’s fourth quarter.

•	Sales of SMT inspection systems rose 27% from the first quarter of 2004 and were also up 3% from last year’s fourth quarter. The strong year-over-year sales gain reflects continued expansion of the customer base for solder paste and automated optical inspection system, as well as some strengthening in the North American and European markets.

•	Sales of semiconductor products in this year’s first quarter, including wafer-mapping sensors for OEMs of wafer-handling equipment and frame grabber products, declined 27% in comparison to last year’s first quarter but increased 4% from the fourth quarter of 2004.

•	CyberOptics ended the first quarter of 2005 with cash and marketable securities of $41,687,000, up from $40,284,000 at the end of 2004.

Second Quarter Guidance

Order bookings in this year’s first quarter were substantially unchanged from the level in the fourth quarter of 2004. Revenues in the second quarter will be affected by $1.5 to $2.0 million of solder paste inspection systems sales contingent upon the release of the new SE 300 Ultra product. This new product has been well-received by customers, but due to Ultra’s scheduled introduction late in the second quarter, the majority of this anticipated revenue would not be recognized until the third quarter. Second quarter revenues also will be affected by an order slowdown from one of CyberOptics’ OEM sensor customers due to a build-up in inventory during the market slowdown that started in late in 2004. Reflecting both factors, results for the second quarter ending June 30 are forecasted to be at or near breakeven on revenues of $8.0 to $9.0 million.

About CyberOptics

Founded in 1984, CyberOptics is a recognized leader in process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Headquartered in Minneapolis, Minnesota, CyberOptics conducts operations in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the timing and commercial success of new product introductions, including the new EPV initiative; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; and other factors set forth in the Company’s filings with the Securities and Exchange Commission

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For additional information, contact:
Scott Larson, Chief Financial Officer
763/542-5000

Richard G. Cinquina
Equity Market Partners
800/522-1744

First Quarter Conference Call and Replay

CyberOptics will review its first quarter operating results in a conference call at 4:30 pm Eastern today. Investors can also access a live webcast of the conference call by visiting the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the conference call can be heard through May 3, 2005 by dialing 303-590-3000 and providing the 11028425 confirmation code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)	Three Months Ended March 31,
	2005	2004

Revenue	$11,289	$12,690
Cost of revenue	4,910	5,280

Gross margin	6,379	7,410
Research and development expenses	1,709	1,762
Selling, general and administrative expenses	3,150	2,835
Amortization of intangibles	207	230

Income from operations	1,313	2,583
Interest income and other	157	128

Income before income taxes	1,470	2,711
Provision for income taxes	350	25

Net income	$1,120	$2,686

Net income per share - Basic	$0.13	$0.32
Net income per share - Diluted	$0.12	$0.31

Weighted average shares outstanding - Basic	8,859	8,344
Weighted average shares outstanding - Diluted	9,007	8,715

Condensed Consolidated Balance Sheets
	March 31, 2005 (Unaudited)	Dec. 31, 2004

Assets
Cash and cash equivalents	$23,631	$25,416
Marketable securities	9,920	5,537
Accounts receivable, net	7,341	7,424
Inventories	6,937	7,178
Income tax receivable	—	—
Other current assets	551	511

Total current assets	48,380	46,066

Marketable securities	8,136	9,331
Intangible and other assets, net	8,372	8,706
Fixed assets, net	878	993

Total assets	$65,766	$65,096

Liabilities and Stockholders' Equity
Accounts payable	$2,586	$1,543
Accrued expenses	3,997	5,602

Total current liabilities	6,583	7,145

Total stockholders' equity	59,183	57,951

Total liabilities and stockholders' equity	$65,766	$65,096

Backlog Schedule:

2nd Quarter 2005		$3,379
3rd Quarter 2005 and thereafter		156

Total backlog		$3,535